SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Harbin Electric, Inc.
(Name of Registrant as Specified in Its Charter)
_________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

October 11, 2011

Dear Stockholder:

Please find attached a supplement to the proxy statement previously sent to you in connection with the special meeting of stockholders of Harbin Electric, Inc. to be held on October 29, 2011.  At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger of Harbin Electric with Tech Full Electric Company Limited.

If the merger is approved and completed, you will be entitled to receive $24 in cash for each share of Harbin Electric that you own.

Your board of directors, by unanimous vote and after careful consideration, recommends that all stockholders vote:

•	“FOR” the proposal to approve the merger agreement,

•	“FOR” the advisory proposal to approve the golden parachute compensation that may be payable to the Company’s named executive officers in connection with the merger, and

•
“FOR” the proposal to adjourn or postpone the special meeting in order to take such actions as our board of directors determines are necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

The merger must be approved by holders of at least a majority of the outstanding shares of our common stock, and by the holders of a majority of outstanding shares of our common stock not beneficially owned by the buyer group or any of its affiliates.

A failure to cast any vote on the merger proposal will have the same effect as a vote against the proposal.  Therefore, regardless of the number of shares you own, it is important they be represented at the meeting. Your vote is important to us and we need your support.

Please find enclosed another proxy voting form for you sign, date and return using the envelope provided.  Alternatively you may simply follow the enclosed instructions to vote your shares by phone or Internet.  Remember, your broker cannot vote your shares unless you instruct him or her to do so and a failure to vote on the proposal is the same as a vote against the $24 per share cash merger.

If you have any questions relating to the stockholder meeting or voting your shares, you may call our proxy solicitor MacKenzie Partners at (800) 322-2885 or at + (212) 929-5500 between the hours of 7:30 a.m. and 12:00 midnight New York time, Monday through Friday.

Thank you in advance for your support and for acting promptly.

Sincerely,

Boyd R. Plowman	Tianfu Yang

On behalf of the Special Committee	Chairman of the Board